EXHIBIT 3.88

BY-LAWS

OF

HOPKINS CREEK COAL COMPANY

Article I.

Vote of Stockholders

1.1 Written Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting upon execution by the stockholders of a consent in writing setting forth the action so taken.

1.2 Consent in Lieu of Annual Meeting. In lieu of an annual meeting for the election of Directors and transaction of other appropriate business, a consent pursuant to Section 1.1 above shall be executed each year by the stockholder as of the last Friday in May if that day is not a legal holiday. If it is, then such consent shall be executed as of the next succeeding day not a legal holiday.

Article II.

Directors.

2.1 General Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors, and except as otherwise expressly provided by law, the Articles of Incorporation or these By-Laws, all of the powers of the Corporation shall be vested in such Board.

2.2 Number of Directors. The number of Directors of the Corporation shall be three. (Handwritten: Amended 3/26/86 to read “one or more.”)

2.3 Election and Removal of Directors; Quorum.

(a) Directors shall be elected annually by the Stockholders to succeed those Directors whose terms have expired and to fill any vacancies then existing.

(b) Directors shall hold their offices for terms of one year and until their successors are elected and qualified. Any Director may be removed from office by action of the Stockholders.

(c) Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire on the date fixed for the expiration of the term of office of the Director to which the Director was so elected.

(d) A majority of the number of Directors elected and serving at the time of any meeting shall constitute a quorum for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn the meeting.

2.4 Meetings of Directors.

(a) Meetings of the Board of Directors shall be held at such place within or without the State of Kentucky as the Board may designate.

(b) An annual meeting of the Board of Directors shall be held in each year on the last Friday of May at 10:05 A.M. if that day is not a legal holiday. If it is, then the meeting shall be held on the next succeeding day not a legal holiday. Other meetings of the Board of Directors shall be held at times fixed by resolution of the Board, or upon call of the President or any two of the Directors.

(c) The Secretary or officer performing the Secretary’s duties shall give not less than twenty four hours notice by letter, telegraph or telephone of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixes by resolution of the Board. Meetings may be held at any time without notice if all Directors are present and no Director is attending for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

2.5 Compensation. By resolution of the Board, Directors may be allowed a fee and expenses for attendance at all meetings, but nothing herein shall preclude Directors from serving the Corporation in other capacities and receiving compensation for such other services.

2.6 Committees.

(a) The Board of Directors, by resolution duly adopted, may establish an Executive Committee, a Finance Committee, and such other standing committees of the Board as it may deem advisable; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing same.

(b) Regular and special meetings of any committee established pursuant to this Section may be called and held subject to the same requirements with respect to time, place and notice as are specified in these By-Laws for regular and special meeting of the Board of Directors.

(c) A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

2.7 Written Consent. Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting upon execution by all of the Directors of a consent in writing setting forth the action so taken.

Article III.

Officers.

3.1 Election of Officers; Terms. The officers of the Corporation shall consist of a President, Secretary and a Treasurer. Other officers, including a Chairman of the Board, one or more Vice Presidents (whose seniority and titles, including Executive Vice Presidents and Senior Vice Presidents, may be specified by the Board of Directors), and assistant and subordinate officers, may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors or until their successors are elected. The President shall be chosen from among the Directors. Any two officers may be combined in the same person as the Board of Directors may determine, except that the President and Secretary may not be the same person.

3.2 Removal of Officers; Vacancies. Any office of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors, whenever in its judgment the best interests of the Corporation will be served thereby. Vacancies may be filled by the Board of Directors.

3.3 Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

3.4 Compensation. The Board of Directors shall have the authority to fix the compensation of all officers of the Corporation.

Article IV.

Capital Stock.

4.1 Certificates. The shares of capital stock of the Corporation shall be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law.

4.2 Lost, Destroyed, and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholders upon the surrender of the mutilated certificates or upon satisfactory proof of such loss or destruction and the deposit of a bond in the form and amount and with such surety as the Board of Directors may require.

4.3 Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the certificate for such shares duly endorsed, and if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

Article V.

Miscellaneous Provisions.

5.1 Seal. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word “Seal” and the name of the Corporation.

5.2 Fiscal Year. The fiscal year of the Corporation shall be the calendar year unless changed by resolution of the Board.

5.3 Checks, Notes and Drafts. Checks, notes and drafts and other orders for the payment of money shall be signed by such persons as the Board may from time to time authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

5.4 Amendment of By-Laws. The Board of Directors may alter, amend, or repeal these By-Laws or adopt new By-Laws, subject to repeal or change by the action of the Stockholders.

5.5 Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors, the President may from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, or to consent in writing to any action by any such other corporation; and the President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment the President himself may attend any meetings of the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other corporation.

Dated: August 8, 1978

HOPKINS CREEK COAL COMPANY

MINUTES OF FIRST MEETING OF BOARD OF DIRECTORS

AUGUST 8, 1978

The first meeting of the Board of Directors of Hopkins Creek Coal Company (the Corporation), was held at the offices of A. T. Massey Coal Company, Inc., 4 N. 4th Street, Richmond, Virginia, on August 8, 1978 at 12:00 P.M., pursuant to written waiver of notice signed by each of the Directors named in the Articles of Incorporation, as set forth in the waiver of notice attached hereto and made a part hereof.

E. Morgan Massey served as Chairman of the meeting. Wm. Blair Massey served as Secretary and recorded the minutes. They, being two of the Directors named in the Articles of Incorporation, were present in person.

The Chairman said that the Secretary of State of Kentucky had issued a Certificate of Incorporation for the Corporation dated July 20, 1978. The Secretary was directed to place this Certificate in the minute book of the Corporation, together with the Articles of Incorporation and the minutes of this meeting.

The Chairman then said that it was in order to adopt By-Laws for the Corporation, and he presented to the meeting a form of such By-Laws. On motion made and seconded, the form so presented was adopted as the By-Laws of the Corporation, and the Secretary was directed to insert the By-Laws in the minute book.

The Chairman pointed out that it was necessary to elect officers for the Corporation. On motion made and seconded, the following persons were elected to the offices set opposite their names below, to serve until the first annual meeting of the Board of Directors and until their successors are elected:

Charles L. Hibbitts	President
Wm. Blair Massey	Secretary
William C. Askew	Treasurer
John T. Leyden	Ass’t. Treasurer

The Chairman then presented to the meeting a form of stock certificate. Upon motion made and seconded, the form so presented was adopted as a certificate for shares of the common stock of the Corporation, and the Secretary was directed to file a specimen thereof with the minutes of this meeting.

The Chairman next presented the attached letter to the Board from A. T. Massey Coal Company, Inc., (Massey), offering to subscribe for 100 shares of the common stock of the Corporation and to pay therefor $1000 in cash. Upon motion made and seconded, the following resolutions were unanimously adopted:

RESOLVED, that the offer (set forth in the subscription letter dated August 8, 1978, presented to this meeting and to be filed with the minutes hereof) of Massey to subscribe for 100 shares of common stock of the Corporation and to pay therefor $1000 in cash is hereby accepted; and further

RESOLVED, that the proper officers of the Corporation are hereby authorized and directed, upon receipt of the aforementioned consideration, to execute and deliver to such subscriber a proper stock certificate representing such shares, to execute all such further instruments and documents, and to take all such further action that they deem necessary or desirable to consummate the transactions approved in the foregoing resolution.

Next, on motion made and seconded, it was further resolved that the Corporation’s fiscal year would end on December 31 of each year.

There being no further business, on motion made and seconded, the meeting was adjourned.

/s/ Wm. Blair Massey
Wm. Blair Massey, Secretary

APPROVED:

/s/ E. Morgan Massey
E. Morgan Massey Chairman

HOPKINS CREEK COAL COMPANY

CONSENT OF DIRECTOR IN LIEU OF SPECIAL MEETING

OCTOBER 9, 1987

The undersigned, being the sole Director of Hopkins Creek Coal Company (the Corporation), and acting pursuant to KRS 271A.220, hereby agrees to the adoption of the following resolution as of the above date:

RESOLVED, that the By-laws of the Corporation are hereby amended so as to change the fiscal year of the Corporation from the calendar year, to November 1 through October 31, to be effective with the year ending October 31, 1987.

/s/ Diane C. Lively
Diane C. Lively

HOPKINS CREEK COAL COMPANY

CONSENT OF DIRECTOR IN LIEU OF SPECIAL MEETING

OCTOBER 29, 2001

The undersigned, being the sole Director of Hopkins Creek Coal Company (the “Corporation”), and acting pursuant to Section 271B.8-210 of the Kentucky Revised Statutes in lieu of holding a special meeting, hereby agrees to the adoption of the following resolution as of the above date:

RESOLVED that the By-laws of the Corporation are hereby amended so as to change the fiscal year of the Corporation from November 1 through October 31 to a calendar year (January 1 through December 31) to be effective as of January 1, 2002.

/s/ Baxter F. Phillips, Jr.
Baxter F. Phillips, Jr.